Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES OCTOBER CASH DISTRIBUTION

Fort Worth, Texas, October 20, 2017 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.099021 per unit, payable on November 14, 2017, to unitholders of record on October 31, 2017. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	23,000	128,000	$43.33	$3.98
Prior Month Distribution	16,000	133,000	$43.87	$4.11

Excess Costs

XTO Energy has advised the Trustee that increased oil production in the current month distribution led to the full recovery of excess costs of $180,000, including accrued interest of $63,000, on properties underlying the Oklahoma Working Interest net profits interests. The remaining proceeds from properties underlying the Oklahoma Working Interest net profits interests were included in the current month’s distribution.

XTO Energy has advised the Trustee that decreased operating expenses in the current month distribution led to the partial recovery of excess costs of $52,000 on properties underlying the Texas Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution totaled $2.1 million, including accrued interest of $135,000.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

*        *        *

Contact:	Lee Ann Anderson Senior Vice President Southwest Bank, Trustee Toll Free – 855-588-7839